Exhibit 15.2

Sundial Law Firm

April 23, 2025

Fangdd Network Group Ltd.

Room 1501, Shangmei Technology Building

15 Dachong Road

Nanshan District, Shenzhen, 518072

People’s Republic of China

Dear Sirs,

We hereby consent to references to our name under the heading “Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements with the VIE and its Shareholders” in the annual report on Form 20-F of Fangdd Network Group Ltd. (the “Company”) for the year ended December 31, 2024 (the “Annual Report”), and further consent to the incorporation by reference into the Registration Statement (Form S-8 No. 333-237506) and the Registration Statement (Form F-3 No. 333-267397), of our opinion under the heading “Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements with the VIE and its Shareholders” in the Annual Report. We also consent to the filing of this consent letter with the U.S. Securities and Exchange Commission as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Sundial Law Firm

Sundial Law Firm